Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

U.S. Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Equity	Common Stock, $0.001 par value (1)	Rule 457(o)	(1) (2) (3)	(3)	(1)		(4)
Fees Previously Paid	Equity	Preferred Stock, $0.001 par value (1)	Rule 457(o)	(1) (2) (3)	(3)	(1)		(4)
	Other	Warrants (1)	Rule 457(o)	(1) (2) (3)	(3)	(1)		(4)
	Other	Units (1) (5)	Rule 457(o)	(1) (2) (3)	(3)	(1)		(4)
	Unallocated (Universal) Shelf		Rule 457(o)			$100,000,000	.0000927	$9,270
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$100,000,000		9,270
	Total Fees Previously Paid							9,270
	Total Fee Offsets							0
	Net Fee Due							0

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock or preferred stock, and such indeterminate number of units as may, from time to time, be issued at indeterminate prices. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any of such securities.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3, as amended.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed. Previously paid in connection with the initial filing of this registration statement on Form S-3 on January 28, 2022.

(5)	Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.